UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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NORTHERN GROWERS, LLC
(Name of Registrant as Specified In Its Charter)

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April 16, 2010

Dear Northern Growers’ Member,

Recently, you received a mailing with information on a proposal to reclassify Northern Growers’ capital units.  The purpose of the reclassification is to allow us to no longer be a reporting company with the Securities and Exchange Commission (SEC).  We have investigated the costs and benefits of a reclassification, and our board has unanimously voted to bring the reclassification to a membership vote.

Our board has identified several benefits to a reclassification, including:

•                  No reporting requirements with the SEC;

•                  Cost savings;

•                  Greater flexibility to protect sensitive business information from disclosure to the public; and

•                  Time savings for plant employees.

In order to fulfill SEC requirements for the reclassification we will, if the reclassification is approved by members at the meeting, create three classes of capital units (Class A, B and C).  All classes of units will have the same financial rights, but there will be different rights with respect to voting, board representation, minimum holdings and transfers.

This letter is not meant to inform you fully on this issue.  Please read the information statement you received in the mail, which describes in detail why we have pursued a reclassification and the benefits we hope to obtain, as well as the other effects of the reclassification that will occur if our members vote to approve the transaction, including the different features of the Class A, B and C capital units.

There will be a special meeting on Monday, April 26, 2010, at 7:00 p.m. at the Milbank High School Theater, 1001 East Park Avenue, Milbank, South Dakota, to vote on this measure.  You must be in attendance to vote on this issue, so please read the information statement carefully and attend the meeting.  Thank you.

Sincerely,

Northern Growers Board of Managers

PO BOX 356 • BIG STONE CITY, SD 57216 • PHONE 605.862.7902 • FAX 605.862.7904